State of Delaware
Secretary of State
Division of Corporations
Delivered 12:09 PM 01/07/2022
FILED 12:09 PM 01/07/2022
SR 20220059216 - File Number 6528063

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Fundrebel Dean LLC.

2. The Registered Office of the limited liability company in the State of Delaware is located at 838 Walker Road, Suite 21-2 (street), in the City of Dover, Zip Code 19904. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Registered Agent Solutions, Inc.

By: [signature]
Authorized Person

Name: Ed Tsuji
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